                        COMPUTATION OF PER SHARE EARNINGS

                   (in thousands except per share information)


                                                                        For the years ended
                                                          ----------------------------------------------------

                                                           1998                      1997                    1996
                                                  ---------------------      -------------------     ---------------------
                                                   Basic       Diluted       Basic       Diluted     Basic         Diluted


Net Income                                         $3,930        $3,930      $12,280     $12,280     $10,671      $10,671
                                                   ======       =======      =======     =======     =======      =======

Weighted - average
  common shares
  outstanding                                      10,653        10,653       10,466      10,466      10,393       10,393

Diluted common
  stock options                                         -           548            -         701           -          538
                                                  --------      --------   ---------     -------     -------      -------

Weighted - average
   common shares plus
   dilutive common stock
   options                                          10,653       11,201       10,466      11,167      10,393       10,931
                                                    =======      ======      =======      ======      ======      =======



Earnings per share                                   $ .37         $ .35      $ 1.17      $ 1.10      $ 1.03        $ .98
                                                     =======       =====      ======      ======      ======        =====
                                       20
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